Exhibit 99.2

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13G dated February 14, 2022 relating to the common stock, par value $0.0001 per share, of Metromile, Inc. shall be filed on behalf of the undersigned.

INTACT FINANCIAL CORPORATION

By:	/s/ Frédéric Cotnoir
Name: Frédéric Cotnoir
Title: Executive Vice President and Chief Legal Officer

INTACT VENTURES INC.

By:	/s/ Frédéric Cotnoir
Name: Frédéric Cotnoir
Title: Executive Vice President and Chief Legal Officer